EXHIBIT 10

February 16, 1995


James F. Caruso
173 Marion Street
Denver, Colorado 80218


Re:   Employment Severance and Release Agreement

Dear Mr. Caruso:

The purpose of this letter is to put into written form the agreement with respect to your termination of employment with VICORP Restaurants, Inc. ("VICORP"). The agreement is:

EMPLOYMENT: You will be relieved of any further duties with VICORP on February 16, 1995. Your status as an employee shall terminate on February 17, 1995.

SALARY: VICORP shall pay you your base salary through February 17, 1995, plus any accrued and unused vacation through that date. Federal and state with-holding and other authorized deductions shall be taken from those amounts. Such payments shall be made to you by no later than February 17, 1995.

BENEFITS: Your entitlement to participate in the benefits offered by VICORP shall cease as of February 17, 1995. Any rights accrued under those plans to the date of termination shall be governed by the provisions of the respective plans. Notwithstanding that fact, however, you will be provided continuation rights with respect to medical and dental benefits as required under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA").

STOCK OPTIONS: VICORP confirms your right to exercise until May 18, 1995 any options which were granted to you to purchase VICORP's common stock and which were vested as of February 17, 1995. In no event, however, shall any granted but unvested options vest subsequent to February 17, 1995.

SEVERANCE: VICORP shall pay to you $201,666, less appropriate federal and state withholding, as severance pay in recognition of your service to VICORP. The payment shall be made to you in a lump sum payment immediately after the expira-tion of the revocation period provided for in this agreement.

CONFIDENTIAL INFORMATION: In the course of your employment, you have been exposed to trade secrets and other information which is of vital importance to VICORP's business. All information, whether written or not, regarding VICORP's business, is confidential. You agree that you will not, directly or indirectly at any time disclose any trade secrets or confidential information of VICORP which you have obtained during the course of your employment with VICORP. Nothing in this agreement shall prevent you from using your general knowledge, skill and experience in gainful employment by a third party subsequent to your termination from VICORP.

RETURN OF DOCUMENTS: You have agreed to immediately return to VICORP any and all keys, charge cards, company documents, and any and all other items of VICORP which are in your possession.

CONTINUED ASSISTANCE: You have agreed to continue to cooperate with VICORP as needed with regard to any legal action which may necessitate your involvement and which arose during your tenure with VICORP. Any out-of-pocket expenses incurred by you in connection with your involvement shall be paid by VICORP.

OUT-PLACEMENT ASSISTANCE: You will be eligible to receive the three-month out-placement package at the Company's expense through the firm of AIM/Enterchange.

MUTUAL RELEASE: Except for any obligations described in this letter, you hereby release VICORP and its officers, directors, shareholders, and employees; and VICORP hereby releases you from any and all claims, agreements, promises, actions, and obligations that each may have against the other arising out of the employment relationship. This release covers claims and obligations, even if they are unknown at this time, including but not limited to any contract or tort claims and any claims based on rights under the Age Discrimination in Employment Act of 1967, 29 U.S.C. 621. VICORP and you also agree as to any such claim neither VICORP nor you will start or pursue any complaint or proceeding against the other before any court, tribunal or governmental agency. In consideration for the foregoing release, VICORP shall pay to you $18,333 at the expiration of the revocation period defined below.

MISCELLANEOUS: You are entering into this agreement freely and voluntarily and acknowledge that you have been advised of your right to consult legal counsel and that you have had an opportunity to do so. In the event any term of this agreement is unenforceable, then such unenforceable term would be altered so as to be enforceable. If that is not possible, then it will be deleted from this agreement and the remaining part of the agreement will remain in effect. This agreement constitutes the entire agreement between the parties with respect to this matter and supercedes any prior agreements, whether oral or written. Any change or modification of this agreement to be valid must be in writing signed by each of us and the terms and provisions of this agreement shall be binding upon our respective successors, assigns, heirs, executors, administrators, and representatives.

REVOCATION PERIOD: You (a) shall have a period of twenty-one (21) days from the date of delivery of this agreement to accept the agreement, and (b) shall have seven (7) days following your execution of this agreement during which you may revoke the agreement by providing VICORP written notice of your revocation. If this agreement is not revoked by you during said seven (7) day period, it shall be deemed accepted. The provisions of this agreement relating to severance, outplacement assistance, and mutual release shall not be effective or enforce-able until the revocation period has expired; all other provisions shall be effective as of February 17, 1995.


Sincerely,


/s/ J. Michael Jenkins
----------------------
J. Michael Jenkins                         Accepted and agreed to
President
                                           /s/ James F. Caruso
                                           __________________________
                                            James F. Caruso


                                              17 February 1995
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                                             Date